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                                                                  EXHIBIT 11(b)





CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1995, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding of Growth and Income Portfolio, Capital Growth Portfolio, International Equity Portfolio, Asset Allocation Portfolio, U.S. Treasury Income Portfolio and Money Market Portfolio (separately managed portfolios of Mutual Fund Variable Annuity Trust), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
December 22, 1995